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                                                                      EXHIBIT 11
                          BOWMAR INSTRUMENT CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE

----------------------------------------------------------------------------------------------------------------
                                                        SECOND QUARTER                     FIRST SIX MONTHS
                                                  FISCAL            FISCAL            FISCAL            FISCAL
                                                   1997              1996              1997              1996
----------------------------------------------------------------------------------------------------------------

PRIMARY NET INCOME PER
  COMMON SHARE:

NET INCOME:
Net Income                                      $  398,000        $  308,000        $  825,000        $  512,000
Less:  Dividends on Preferred Stock                 90,000            90,000           180,000           180,000
                                                ----------        ----------        ----------        ----------

  Net Income Applicable to Common Stock         $  308,000        $  218,000        $  645,000        $  332,000
                                                ==========        ==========        ==========        ==========

SHARES:
Weighted Average Number of Common
  Shares Outstanding                             6,658,980         6,454,355         6,610,843         6,453,629

Number of Common Stock Equivalents
  Assuming Exercise of Options Reduced
  by the Number of Shares Which Could
  Have Been Purchased With the Proceeds
  From Exercise of Such Options                     14,693           169,829             5,967           174,877
                                                ----------        ----------        ----------        ----------

  Weighted Average Number of Shares
    and Common Stock Equivalents                 6,673,673         6,624,184         6,616,810         6,628,506
                                                ==========        ==========        ==========        ==========

PRIMARY NET INCOME PER
  COMMON SHARE                                  $     0.05        $     0.03        $     0.10        $     0.05
                                                ==========        ==========        ==========        ==========

                ===============================================================================

FULLY DILUTED NET INCOME PER
  COMMON SHARE:

NET INCOME:
Net Income                                      $  398,000        $  308,000        $  825,000        $  512,000
                                                ==========        ==========        ==========        ==========

SHARES:
Weighted Average Number of Shares
  and Common Stock Equivalents                   6,673,673         6,624,184         6,625,536         6,628,506

Number of Shares of Common Stock
  Issued Upon Conversion of
  Preferred Stock                                1,598,347         1,599,467         1,598,347         1,599,467
                                                ----------        ----------        ----------        ----------

Weighted Average Number of Shares
  and Common Stock Equivalents
  Assuming Conversion of Preferred Stock         8,272,020         8,223,651         8,223,883         8,227,973
                                                ==========        ==========        ==========        ==========

FULLY DILUTED NET INCOME PER
  COMMON SHARE (SEE NOTE)
                                                ==========        ==========        ==========        ==========

 Note: For the second quarter and first six months of 1997 and 1996, fully diluted Net Income per share is considered to be the same as primary Net Income per share since the effect of the potentially dilutive preferred stock is currently antidilutive.